Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

FMC Corporation:

We consent to incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-10661, 33-7749, 33-41745, 33-48984, 333-18383, 333-24039, 333-62683, 333-64702, 333-69805 and 333-69714) and the Registration Statement on Form S-3 (No. 333-59543) of FMC Corporation of our report dated February 14, 2003 relating to the consolidated balance sheets of FMC Corporation and consolidated subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, cash flows, and changes in stockholders’ equity for each of the years in the three-year period ended December 31, 2002, and the related financial statement schedule as listed in the accompanying index in Item 15(a)(2), which report is incorporated by reference in the December 31, 2002 annual report on Form 10-K of FMC Corporation.

Our report dated February 14, 2003 on the consolidated financial statements of FMC Corporation and consolidated subsidiaries as of and for the year ended December 31, 2002, contains an explanatory paragraph that the company adopted Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” on January 1, 2002 and Statement of Financial Accounting Standards No. 133 “Accounting for Derivative Instruments and Hedging Activities” on January 1, 2001.

/s/    KPMG LLP

Philadelphia, Pennsylvania

March 11, 2003